Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of THL Credit, Inc. of our report dated March 4, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting of THL Credit, Inc., and of our report dated March 4, 2013 related to the senior securities table, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts”, “Selected Consolidated Financial Data”, and “Senior Securities” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

June 13, 2013